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NAQI LOGIX INC.

VOTING AGREEMENT

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VOTING AGREEMENT

THIS VOTING AGREEMENT (the "Agreement") is made and entered into as of April 12, 2021 by and among Naqi Logix Inc., a corporation existing under the Business Corporations Act (British Columbia) (the "Company") and those shareholders of the Company listed on Schedule A (together with any subsequent shareholders, or any transferees, who become parties hereto pursuant to Section 6.2 or 6.3) (the "Shareholders").

RECITALS

WHEREAS, the Shareholders own all of the outstanding Shares (as defined below);

AND WHEREAS, the Shareholders and the Company desire to (a) provide certain Shareholders with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the "Board") in accordance with the terms of this Agreement; and (b) set forth agreements and understandings with respect to how Shares (as defined below) held by the Shareholders will be voted on, or tendered in connection with, a Sale of the Company (as defined below).

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding the Board of Directors.

1.1 Size of the Board. Each Shareholder shall vote, or cause to be voted, all Shares (as defined below) owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at a number corresponding to the number of persons designated pursuant to Section 1.2. For purposes of this Agreement, the term "Shares" means shares in the capital of the Company, including all Voting Common Shares and Non-Voting Shares (the "Common Shares"), now owned or subsequently acquired by a Shareholder, however acquired, whether through share splits, share dividends, reclassifications, recapitalizations, similar events or otherwise, but excluding, for greater certainty, any other securities that are, directly or indirectly, convertible into or exchangeable or exercisable for shares in the capital of the Company.

1.2 Board Composition. Each Shareholder shall vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written resolution of the shareholders, the following persons shall be elected to the Board:

(a) up to seven individuals designated by Mark Godsy ("Godsy") for so long as Godsy continues Providing Services to the Company, one of whom shall initially be Godsy.

For purposes of this Agreement: (i) an individual, firm, corporation, partnership, association, lim- ited liability company, trust or any other entity (collectively, a "Person") shall be deemed an "Affiliate" of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person; (ii) "Associate" means, with respect to any natural person: (1) a body corporate, if such natural person beneficially owns, directly or indirectly, voting securities carrying more than 50% of the voting rights attached to all voting securities of such body corporate; (2) a trust or estate for the benefit of such natural person or one or more of such natural person's Immediate Family Members (as defined below); (3) a registered retirement savings plan of such natural person; or (4) an Immediate Family Member of such natural person; (iii) "Immediate Family Member" means, with respect to a natural person, a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law, including adoptive relationships, of such natural person; and (iv) a Person shall be deemed to be "Providing Services to the Company" if such Person is either: (1) employed as an employee of the Company or any subsidiary of the Company on a full-time or part-time basis; (2) engaged by the Company or any subsidiary of the Company as an independent contractor, consultant or an advisor pursuant to a written or oral agreement; (3) appointed as an officer of the Company or any subsidiary of the Company; or (4) otherwise providing services to the Company or any subsidiary of the Company in his or her capacity as an owner of the Company.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be re-elected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Shareholder shall vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 1.2 or 1.3 may be removed from office unless such removal is directed or approved by the affirmative vote of the Person, or Persons, entitled under Section 1.2 to designate that director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a director as provided in Section 1.2 to remove such director, such director shall be removed.

All Shareholders shall execute any written resolutions required to perform their respective obligations under this Section 1.4, and the Company shall, at the request of any party entitled to designate directors, call a special meeting of shareholders for the purpose of electing directors. Without limiting the foregoing, the Board shall take all steps necessary for the Company, to the extent permitted by law, to fill vacancies in accordance with this Section 1.

1.5 No Liability for Election of Recommended Directors. No Shareholder, nor any Affiliate or Associate of any Shareholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6 Ceasing To Have the Right to Nominate a Director. If any Shareholder ceases to have the right to designate a director pursuant to Section 1.2, then such director shall be designated by one or more Shareholders of record holding in aggregate, at the time of reference, shares to which are attached more than 50% of the votes attached to the outstanding Shares (the "Majority Holders").

1.7 Board Chair. The majority of directors then in office may vote to appoint the chair of the Board. In the case of an equality of votes, the chair of the Board (or of a particular meeting of the Board) shall not be entitled to a second or casting vote.

2. Voting Regarding Shareholder Actions. Subject to Section 3, (a) if: (i) in the case of any action that would require a "special resolution" (as defined in the Business Corporations Act (British Columbia) (the "Act")) to be approved by the Shareholders or would entitle any Shareholders to vote as a separate class or series as required pursuant to the Act, one or more Shareholders of record holding in aggregate, at the time of reference, shares to which are attached more than two-thirds of the votes attached to the outstanding Shares (the "Supermajority Holders"); (ii) in the case of any other action that would require an "ordinary resolution" (as defined in the Act) to be approved by the Shareholders; or (iii) in the case of waiving the requirement to appoint an auditor or the requirement to produce or publish financial statements under the Act which would require a "unanimous resolution" (as defined in the Act) to be approved by all Shareholders, the Majority Holders, in any such case, agree by written consent to approve such action (each action, a "Shareholder Action"); and (b) such Shareholder Action has also been approved by the Board, then all Shareholders shall: (1) vote all of their respective Shares in favour of such Shareholder Action; (2) waive any dissent, appraisal or similar rights to which they may be entitled with respect to such Shareholder Action (or the underlying action or transaction to which such Shareholder Action pertains) to the extent permitted by law; and (3) execute and deliver all resolutions, consents and other instruments in favour of such Shareholder Action.

3. Drag-Along Right.

3.1 Definitions.

(a) A "Sale of the Company" means either: (i) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Shareholders, Shares representing more than 50% of the outstanding voting power of the Company (a "Share Sale"); or (ii) a Deemed Liquidation Event (as defined below).

(b) "Deemed Liquidation Event" means, unless the holders of a majority of the outstanding voting shares in the capital of the Company elect otherwise by written notice sent to the Company at least 10 days prior to the effective date of any such event:

(i) an amalgamation or arrangement in which: (1) the Company is a constituent party; or (2) a subsidiary of the Company is a constituent party and the Company issues shares in its capital pursuant to such amalgamation or arrangement, except any such amalgamation or arrangement involving the Company or a subsidiary of the Company in which the shares in the capital of the Company outstanding immediately prior to such amalgamation or arrangement continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation or arrangement, at least a majority, by voting power, of the outstanding shares in the capital of (X) the surviving or resulting corporation or (Y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such amalgamation or arrangement, the parent corporation of such surviving or resulting corporation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

3.2 Actions to be Taken. If, the Supermajority Holders (the "Electing Holders") and the Board approve a Sale of the Company specifying, in writing, that this Section 3 shall apply to such transaction, then each Shareholder and the Company shall:

(a) if such transaction requires shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, vote (in person, by proxy or by action by written resolution, as applicable) all Shares in favour of, and adopt, such Sale of the Company (together with any related amendment to the articles and notice of articles of the Company (as may be amended from time to time) (the "Articles") required in order to implement such Sale of the Company) and vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Share Sale, sell the same proportion of Shares beneficially held by such Shareholder as is being sold by the Electing Holders to the Person to whom the Electing Holders propose to sell their Shares, and, except as permitted in Section 3.3, on the same terms and conditions as the Electing Holders;

(c) execute and deliver all related documentation and take any such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Electing Holders in order to carry out the terms and provision of this Section 3, including executing and delivering instruments of conveyance and transfer, any purchase agreement, merger agreement, amalgamation agreement, arrangement agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not deposit, and cause their Affiliates and Associates not to deposit, except as provided in this Agreement, any Shares owned by such Shareholder or any Affiliate or Associate of such Shareholder in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e) refrain from exercising any dissent rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Shareholder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to "accredited investors" as defined in Section 1.1 of Regulation 45-106 respecting Prospectus Exemptions in Québec and in National Instrument 45-106 elsewhere in Canada or as defined in Regulation D promulgated under the United States Securities Act of 1933, as amended (in either case, "Accredited Investors"), the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares that would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities that such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g) if the Electing Holders, in connection with such Sale of the Company, appoint a shareholder representative (the "Shareholder Representative") with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (i) consent to (1) the appointment of such Shareholder Representative, (2) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (3) the payment of such Shareholder's pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative's services and duties in connection with such Sale of the Company and its related service as the representative of the Shareholders, and (ii) not assert any claim or commence any suit against the Shareholder Representative or any other Shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or wilful misconduct.

3.3 Exceptions. Notwithstanding the foregoing, a Shareholder shall not be required to comply with Section 3.2 in connection with any proposed Sale of the Company (the "Proposed Sale") unless:

(a) any representations and warranties to be made by such Shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including representations and warranties that (i) the Shareholder holds all right, title and interest in and to the Shares such Shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Shareholder have been duly executed by the Shareholder and delivered to the acquirer and are enforceable against the Shareholder in accordance with their respective terms, and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Shareholder's obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b) the Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except that and only to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any representations, warranties and covenants provided by all Shareholders with respect to the Company);

(c) the liability for indemnification, if any, of such Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Shareholders in connection with such Proposed Sale is several and not joint with any other Person (except that and only to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any representations, warranties and covenants provided by all Shareholders with respect to the Company), and subject to the provisions of the Articles related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Shareholder in connection with such Proposed Sale;

(d) liability shall be limited to such Shareholder's applicable share (determined based on the respective proceeds payable to each Shareholder in connection with such Proposed Sale in accordance with the provisions of the Articles) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to such Shareholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Shareholder, the liability for which need not be limited as to such Shareholder;

(e) upon the consummation of the Proposed Sale, (i) each holder of each class or series of Shares will receive the same form of consideration for their Shares of such class or series as is received by other holders in respect of their Shares of such same class or series, (ii) each holder of Common Shares will receive the same amount of consideration per Common Share as is received by other holders in respect of their Common Shares, and (iii) the aggregate consideration receivable by all Shareholders shall be allocated among the Shareholders on the basis of the relative liquidation preferences to which the Shareholders are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Articles in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for any Shareholder's Shares pursuant to this Section 3.3(e) includes any securities and due receipt thereof by any Shareholder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to Accredited Investors, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of such Shareholders' Shares, which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for such Shareholder's Shares; and

(f) subject to Section 3.3(e), if any holders of any class or series of Shares are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such class or series of Shares will be given the same option; provided, however, that nothing in this Section 3.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder's failure to satisfy any condition, requirement or limitation that is generally applicable to the Shareholders.

3.4 Restrictions on Sales of Control of the Company. No Shareholder shall be a party to any Share Sale unless all Shareholders are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Articles in effect immediately prior to the Share Sale (as if such transaction were a Deemed Liquidation Event).

4. Remedies.

4.1 Covenants of the Company. The Company shall use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include the use of the Company's best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2 Irrevocable Proxy and Power of Attorney. Each Shareholder hereby constitutes and appoints as the proxies of such Shareholder and hereby grants a power of attorney to the Chief Executive Officer of the Company (or if no such officer is appointed, the most senior officer of the Company) and a designee of the Electing Holders, and each of them, with full power of substitution, with respect to the matters set forth herein, including election of persons as members of the Board in accordance with Section 1, votes regarding any Shareholder Action pursuant to Section 2 and votes regarding any Sale of the Company pursuant to Section 3, and hereby authorizes each of them to represent and to: (a) vote, if and only if such Shareholder (i) fails to vote (whether by proxy, in person or by written resolution) (it being understood that failing to execute a written resolution within 48 hours of being requested shall constitute a failure to vote) or (ii) attempts to vote (whether by proxy, in person or by written resolution), in a manner which is inconsistent with the terms of this Agreement, all of such Shareholder's Shares in favour of the election or removal of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the approval of the Shareholder Action or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 2 and 3, respectively, or (b) take any action necessary to effect Sections 2 and 3, respectively. Each proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the Shareholders in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5. Each Shareholder hereby revokes any and all previous proxies or powers of attorney with respect to such Shareholder's Shares that conflict with the proxy and power of attorney granted pursuant to this Section 4.2 and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5, purport to grant any other proxy or power of attorney with respect to any of such Shareholder's Shares, deposit any of such Shareholder's Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such Shareholder's Shares, in each case, with respect to any of the matters set forth herein.

4.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event that any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court in the Province of British Columbia.

4.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate, other than Section 6.1, upon the earliest to occur of (a) the consummation of the Company's first underwritten public offering of its Common Shares (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its share option, share purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or in escrow for the benefit of the Shareholders in accordance with the Articles, provided that the provisions of Section 3 will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 6.12. Section 6.1 shall survive the termination of this Agreement.

6. Miscellaneous.

6.1 Confidentiality. Each Shareholder shall keep confidential and will not disclose, divulge or use for any purpose (other than to monitor its ownership of the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, the Shareholder Rights Agreement dated the date hereof between the Company and the Shareholders, as may be amended, restated or replaced from time to time (the "Shareholder Rights Agreement") and the Right of First Refusal and Co-Sale Agreement dated the date hereof between the Company and the Shareholders, as may be amended, restated or replaced from time to time (the "Right of First Refusal and Co-Sale Agreement"), including notice of the Company's intention to file a registration statement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 6.1 by such Shareholder), (b) is or has been independently developed or conceived by such Shareholder without use of the Company's confidential information, or (c) is or has been made known or disclosed to such Shareholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Shareholder may disclose confidential information (i) to its lawyers, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring such Shareholder's investment in the Company; (ii) to any prospective purchaser of any shares in the capital of the Company from such Shareholder, if such prospective purchaser agrees to be bound by the provisions of this Section 6.1; (iii) to any existing or prospective Affiliate, Associate, partner, member, shareholder or wholly-owned subsidiary of such Shareholder in the ordinary course of business, provided that in each case of (i), (ii) or (iii), such Shareholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that such Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

6.2 Additional Parties. If, after the date of this Agreement, the Company enters into an agreement with any Person to issue Shares to such Person, then the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an adoption agreement substantially in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Shareholder and thereafter such Person shall be deemed a Shareholder for all purposes under this Agreement.

6.3 Transfers. Each transferee or assignee of any Shares subject to this Agree- ment shall continue to be subject to the terms hereof, and, as a condition precedent to the Com- pany's recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an adoption agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an adoption agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee's signature appeared on the signature pages of this Agreement and shall be deemed to be a Shareholder. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.3. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 6.16.

6.4 Successors and Assigns. The terms and conditions of this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.5 Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

6.6 Counterparts. This Agreement may be executed in counterparts and by means of facsimile, portable document (PDF), electronic signature or other transmission method, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

6.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.8 No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.9 Including. Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) without limitation".

6.10 Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their mailing address, email address or facsimile number as set forth in the corporate records of the Company, as the case may be, or to such mailing address, email address or facsimile number as subsequently modified by written notice given in accordance with this Section 6.11. If notice is given to the Company, it shall be sent to c/o Osler, Hoskin & Harcourt LLP, 1055 West Hastings Street, Suite 1700, Vancouver, British Columbia, V6E 2E9, Attn: Mark Godsy; email: magodsy@shaw.ca; and a copy (which shall not constitute notice) shall also be sent to Osler, Hoskin & Harcourt LLP, 1055 West Hastings Street, Suite 1700, Vancouver, British Columbia, V6E 2E0, Attn. Mark Longo, facsimile: (778) 785-2745; email: mlongo@osler.com.

6.12 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; and (b) the Supermajority Holders. Notwithstanding the foregoing:

(a) this Agreement may not be amended or terminated and the obser- vance of any term of this Agreement may not be waived with respect to a particular Shareholder without the written consent of such Shareholder unless such amendment, termination or waiver applies to all Shareholders holding the same class or series, as the case may be, of Shares in the same fashion;

(b) the consent of a particular Shareholder shall not be required for any amendment or waiver if such amendment or waiver either (1) is not directly applicable to the unique rights of such Shareholder set forth in the Agreement or (2) does not adversely affect the rights of such Shareholder in a manner that is different than the effect on the rights of the other Shareholders holding the same class or series, as the case may be, of Shares;

(c) Schedule A hereto may be amended by the Company from time to time to add information regarding additional Shareholders or to reflect transfers or repurchases of Shares or changes to the names or addresses of the parties without the consent of the other parties hereto;

(d) any provision hereof may be waived by the waiving party on such party's own behalf, without the consent of any other party; and

(e) the applicable subsection of Section 1.2 shall not be amended or waived without the written consent of the applicable Shareholder.

The Company shall give prompt written notice of any amendment, termination or waiver here- under to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 6.12 shall be binding on each party and, as applicable, all of such party's heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and assigns, whether or not any such party, heir, attorney, guardian, estate trustee, executor, trustee, successor or assign entered into or approved such amendment, termination or waiver. For purposes of this Section 6.12, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Shareholders circulated by the Company and executed by the Shareholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.15 Entire Agreement. This Agreement (including any schedules and exhibits hereto), together with the Shareholder Rights Agreement and the Right of First Refusal and Co- Sale Agreement, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and all other written or oral agreements relating to the subject matter hereof existing between the parties are expressly cancelled.

6.16 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

"THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE CORPORATION), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN."

The Company, by its execution of this Agreement, shall cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 6.16, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The failure to cause the certificates evidencing the Shares to bear the legend required by this Section 6.16 and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.17 Share Splits, Share Dividends, etc. In the event of any issuance of Shares hereafter to any of the Shareholders (including in connection with any share split, share dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 6.16.

6.18 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applica- ble law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

6.19 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.20 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the Province of British Columbia for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the Province of British Columbia, and (c) hereby waive, and agree not to assert, by way of motion, as a defence, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.21 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.22 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including all reasonable legal fees.

6.23 Aggregation of Shares. All Shares held or acquired by a Shareholder and its Affiliates and Associates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Shareholder and its Affiliates and Associates may apportion such rights as among themselves in any manner they deem appropriate.

6.24 Independent Legal Advice. The parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The parties further acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

6.25 Conflict with Constating Documents. In the event of any conflict or inconsistency between the provisions of this Agreement and the certificate of incorporation, certificate of change of name, notice of articles, and articles of the Company, together with any amendments thereof from time to time (the "Constating Documents") the provisions of this Agreement shall prevail and govern to the extent permitted by law. The Shareholders agree that they shall promptly initiate all necessary proceeding, vote their respective Shares and take any such further action as is required by the Shareholders so as to cause the Constating Documents to be amended in order to resolve such conflict or inconsistency in favour of the provisions of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

NAQI LOGIX INC.

By:	/s/ Mark Godsy
Name: Mark Godsy
Title: Chief Executive Officer

Naqi Logix - Voting Agreement

SHAREHOLDERS:

0711626 B.C. LTD.

By:	/s/ Mark Godsy
Name: Mark Godsy
Title: CEO

Naqi Logix - Voting Agreement

/s/ Vladimiro Cernetig
VLADIMIRO CERNETIG

Naqi Logix - Voting Agreement

/s/ Gary A. Roshak
GARY A. ROSHAK

Naqi Logix - Voting Agreement

MURDOCK CAPITAL PARTNERS CORP

By:	/s/ Thomas Dean
Name: Thomas Dean
Title: President

Naqi Logix - Voting Agreement

/s/ Almaz Nanjappa
ALMAZ NANJAPPA

Naqi Logix - Voting Agreement

/s/ Satya Narayana Jaddu
SATYA NARAYANA JADDU

 Naqi Logix - Voting Agreement

SCOTT DUNLOP LAW CORPORATION

By:	/s/ Stephen Dunlop
Name: Stephen Dunlop
Title: President

Naqi Logix - Voting Agreement

/s/ Brant Pidvidic
BRANT PIDVIDIC

Naqi Logix - Voting Agreement

/s/Victor Joseph Allgeier
VICTOR JOSEPH ALLGEIER

Naqi Logix - Voting Agreement

/s/ Srinivasa Rao Edara
SRINIVASA RAO EDARA

Naqi Logix - Voting Agreement

/s/ Amar Pal Gampa
AMAR PAL GAMPA

Naqi Logix - Voting Agreement

/s/ Grace Wiranata
GRACE WIRANATA

Naqi Logix - Voting Agreement

/s/ Sai Hardhik Jaddu
SAI HARDHIK JADDU

Naqi Logix - Voting Agreement

/s/ Richard Marvin Hansen
RICHARD MARVIN HANSEN

Naqi Logix - Voting Agreement

/s/ Olaf Strassner
OLAF STRASSNER

Naqi Logix - Voting Agreement

THE DEAN CHARITABLE TRUST

By:	/s/ Thomas Dean
Name: Thomas Dean
Title: President

Naqi Logix - Voting Agreement

/s/ Robert Aaron Fashler
ROBERT AARON FASHLER

Naqi Logix - Voting Agreement

/s/ Ronald I. Rennie
RONALD L. RENNIE

Naqi Logix - Voting Agreement

/s/ Susanne Ozdemir
SUSANNE OZDEMIR

Naqi Logix - Voting Agreement

/s/ John Meekison
JOHN MEEKISON

Naqi Logix - Voting Agreement

/s/ Andreas Truckenbrodt
ANDREAS TRUCKENBRODT

 Naqi Logix - Voting Agreement

/s/ Jake Bouma
JAKE BOUMA

 Naqi Logix - Voting Agreement

/s/ Daniel Patrick McGahn
DANIEL PATRICK MCGAHN

Naqi Logix - Voting Agreement

/s/
FRANK BOROWICZ

Naqi Logix - Voting Agreement

/s/ Mary Angela Jill Bodkin
MARY ANGELA JILL BODKIN

Naqi Logix - Voting Agreement

/s/ Dominika Urbanowski
DOMINIKA URBANOWSKI

 Naqi Logix - Voting Agreement

/s/ Ari Berger
ARI BERGER

Naqi Logix - Voting Agreement

/s/ Eamonn Percy
EAMONN PERCY

 Naqi Logix - Voting Agreement

/s/ Alan Shackelford
ALAN SHACKELFORD

ALAN SHACKELFORD

Naqi Logix - Voting Agreement

/s/ Avi Livnat
AVI LIVNAT

Naqi Logix - Voting Agreement

THE ROKOSS-MCGRATH 2017 FAMILY TRUST

By:	/s/ David Rokoss
Name: David Rokoss
Title: Trustee

Naqi Logix - Voting Agreement

/s/ Geoffrey Griffiths
GEOFFREY GRIFFITHS

Naqi Logix - Voting Agreement

/s/ Geoffrey Scott Walker
GEOFFREY SCOTT WALKER

Naqi Logix - Voting Agreement

/s/ Jonathan Day Slevin
JONATHAN DAY SLEVIN

Naqi Logix - Voting Agreement

/s/ Michael E. Shannon
MICHAEL E. SHANNON

Naqi Logix - Voting Agreement

/s/ Taran Resilience Grey
TARAN RESILIENCE GREY

Naqi Logix - Voting Agreement

/s/ Hugh Macnaught
HUGH MACNAUGHT

 Naqi Logix - Voting Agreement

/s/ Timur Karabilgin
TIMUR KARABILGIN

 Naqi Logix - Voting Agreement

MICHAEL ROBISON FILMS INC.

By:	/s/ Mike Robison
Name: Mike Robison
Title: President

Naqi Logix - Voting Agreement

/s/ Cindy Belyk
CINDY BELYK

Naqi Logix - Voting Agreement

/s/ Jami Schwartz Lah
JAMI SCHWARTZ LAH

Naqi Logix - Voting Agreement

CANVAS IMPACT ADVISORS

By:	/s/ James Tansey
Name: James Tansey
Title: Director

Naqi Logix - Voting Agreement

RAW HOLDING AS

By:	/s/ Kent Thoresen
Name: Kent Thoresen
Title: CEO

Naqi Logix - Voting Agreement

/s/ Suzann Pettersen
SUZANN PETTERSEN

Naqi Logix - Voting Agreement

MOXIE AS

By:	/s/ Knut Nylaende
Name: Knut Nylaende
Title: Chief Executive Officer

Naqi Logix - Voting Agreement

VAR FORVALTNING AS

By:	/s/ Bjorn Tiller
Name: Bjorn Tiller
Title: Chairman

Naqi Logix - Voting Agreement

/s/ Donald Allen Yocham
DONALD ALLEN YOCHAM

Naqi Logix - Voting Agreement

/s/ William Ross Robinson
WILLIAM ROSS ROBINSON

 Naqi Logix - Voting Agreement

/s/ Wiliam Hugh Notman
WILIAM HUGH NOTMAN

Naqi Logix - Voting Agreement

/s/ Bernhard Gold
BERNHARD GOLD

 Naqi Logix - Voting Agreement

/s/ John Occhipinti
JOHN OCCHIPINTI

 Naqi Logix - Voting Agreement

/s/ Roger Payne
ROGER PAYNE

Naqi Logix - Voting Agreement

/s/ James Porto
JAMES PORTO

Naqi Logix - Voting Agreement

/s/ Natalie Haras
NATALIE HARAS

 Naqi Logix - Voting Agreement

/s/ Robert James Kendall
ROBERT JAMES KENDALL

Naqi Logix - Voting Agreement

/s/ Charles Sidman
CHARLES SIDMAN

 Naqi Logix - Voting Agreement

/s/ Deborah Murray
DEBORAH MURRAY

Naqi Logix - Voting Agreement

/s/ David Shore
DAVID SHORE

Naqi Logix - Voting Agreement

/s/ Narayan Sainaney
NARAYAN SAINANEY

Naqi Logix - Voting Agreement

ONPOINT BUSINESS PARTNERS, INC.

By:	/s/ Reed Clayton
Name: Reed Clayton
Title: Director

Naqi Logix - Voting Agreement

/s/ Joseph C. Roberts
JOSEPH C. ROBERTS

Naqi Logix - Voting Agreement

/s/ Henry Lee Turlington Jr.
HENRY LEE TURLINGTON JR.

 Naqi Logix - Voting Agreement

/s/ Thomas Given Copeland
THOMAS GIVEN COPELAND

Naqi Logix - Voting Agreement

/s/ Don Safnuk
DON SAFNUK

Naqi Logix - Voting Agreement

/s/ Timothy Robert Swanson
TIMOTHY ROBERT SWANSON

 Naqi Logix - Voting Agreement

/s/ Kimberllay Yiane Brooks
KIMBERLLAY YIANE BROOKS

 Naqi Logix - Voting Agreement

/s/ Robert K. Wallace
ROBERT K. WALLACE

Naqi Logix - Voting Agreement

/s/ Brent Todd
BRENT TODD

Naqi Logix - Voting Agreement

/s/ Johnny M. Markovina
JOHNNY M. MARKOVINA

Naqi Logix - Voting Agreement

/s/ Inhae Choi
INHAE CHOI

Naqi Logix - Voting Agreement

/s/ Sharon Anderson Morris
SHARON ANDERSON MORRIS

Naqi Logix - Voting Agreement

/s/ Lorne Glen Swetlikoff
LORNE GLEN SWETLIKOFF

Naqi Logix - Voting Agreement

/s/ James Walter Topham
JAMES WALTER TOPHAM

Naqi Logix - Voting Agreement

/s/ Scott Daggatt
SCOTT DAGGATT

Naqi Logix - Voting Agreement

DBW INVESTMENTS, LLC

By:	/s/ Dave Whitlock
Name: Dave Whitlock
Title: Partner

Naqi Logix - Voting Agreement

/s/ Tasia Lynne Warren
TASIA LYNNE WARREN

Naqi Logix - Voting Agreement

/s/ Arthur Griffiths
ARTHUR GRIFFITHS

Naqi Logix - Voting Agreement

/s/Arun Christopher
ARUN CHRISTOPHER

Naqi Logix - Voting Agreement

/s/ Jeffrey Mccord
JEFFREY MCCORD

Naqi Logix - Voting Agreement

/s/ Kelsey Letham
KELSEY LETHAM

Naqi Logix - Voting Agreement

/s/ Holger Spielberg
HOLGER SPIELBERG

 Naqi Logix - Voting Agreement

/s/ Elaine Mcdermid
ELAINE MCDERMID

Naqi Logix - Voting Agreement

/s/ Jill Anglin
JILL ANGLIN

Naqi Logix - Voting Agreement

533805 BC LTD.

By:	Bob Vance
Name: Bob Vance
Title: Mr

Naqi Logix - Voting Agreement

/s/ David C. Mcelroy
DAVID C. MCELROY

Naqi Logix - Voting Agreement

/s/ Alistair Hesp
ALISTAIR HESP

Naqi Logix - Voting Agreement

/s/ Nadia Ouzinba
NADIA OUZINBA

 Naqi Logix - Voting Agreement

/s/ Rob Patterson
ROB PATTERSON

Naqi Logix - Voting Agreement

/s/ Lori Dawn Scott
LORI DAWN SCOTT

Naqi Logix - Voting Agreement

/s/ Francis Duane Medina
FRANCIS DUANE MEDINA

 Naqi Logix - Voting Agreement

/s/ Dan Friedberg
DAN FRIEDBERG

Naqi Logix - Voting Agreement

/s/ Jackson Sayers
JACKSON SAYERS

Naqi Logix - Voting Agreement

/s/ Winston Helgason
WINSTON HELGASON

Naqi Logix - Voting Agreement

/s/ Frank Abramonte
FRANK ABRAMONTE

Naqi Logix - Voting Agreement

/s/ Maximo Blandon
MAXIMO BLANDON

 Naqi Logix - Voting Agreement

/s/ Chester Alan Godsy
CHESTER ALAN GODSY

Naqi Logix - Voting Agreement

/s/ Heather Anne Jones
HEATHER ANNE JONES

 Naqi Logix - Voting Agreement

/s/ Thomas P. Eineker
THOMAS P. EINEKER

Naqi Logix - Voting Agreement

/s/ David Scher
DAVID SCHER

Naqi Logix - Voting Agreement

/s/ Christopher Lahiji
CHRISTOPHER LAHIJI

 Naqi Logix - Voting Agreement

/s/ Blake Philip Christensen
BLAKE PHILIP CHRISTENSEN

 Naqi Logix - Voting Agreement

/s/ Martin WW. Gagel
MARTIN W. GAGEL

Naqi Logix - Voting Agreement

/s/ David Segal
DAVID SEGAL

 Naqi Logix - Voting Agreement

THE HARRISBURG UNIVERSITY OF SCIENCE AND TECHNOLOGY

By:	/s/ Eric Darr
Name: Eric Darr
Title: President

Naqi Logix - Voting Agreement

/s/ Robert Thomas Payne
ROBERT THOMAS PAYNE

Naqi Logix - Voting Agreement

IBC INSIGHTS LLC

By:	/s/ Osman Sinan Tumer
Name: Osman Sinan Tumer
Title: Founder and CEO

Naqi Logix - Voting Agreement

/s/ Aynur Unal
AYNUR UNAL

Naqi Logix - Voting Agreement

/s/Anna Elizabeth parsons
ANNA ELIZABETH PARSONS

Naqi Logix - Voting Agreement

/s/ Randy Schrum
RANDY SCHRUM

Naqi Logix - Voting Agreement

/s/ Jaime Wagner
JAIME WAGNER

Naqi Logix - Voting Agreement

/s/ Jay Baugher
JAY BAUGHER

Naqi Logix - Voting Agreement

/s/ Reginald Leon Grant
REGINALD LEON GRANT

Naqi Logix - Voting Agreement

/s/ Blair Anthony Thein
BLAIR ANTHONY THEIN

 Naqi Logix - Voting Agreement

/s/ Michael McAndrew
MICHAEL MCANDREW

Naqi Logix - Voting Agreement

/s/ Allen Hopkins
ALLEN HOPKINS

Naqi Logix - Voting Agreement

JORDAN KREINER and NANCY KREINER

By:	/s/ Jordan Kreiner
Name: Jordan Kreiner

By:
Name: Nancy Kreiner

Naqi Logix - Voting Agreement

JORDAN KREINER and NANCY KREINER

By:
Name: Jordan Kreiner

By:	/s/ Nancy Kreiner
Name: Nancy Kreiner

Naqi Logix - Voting Agreement

SCHEDULE A

SHAREHOLDERS

Name

0711626 B.C Ltd.

David Segal

Robert Thomas Payne

Vladimiro Cernetig

Gary A. Roshak

IBC Insights LLC

Murdock Capital Partners Corp.

Almaz Nanjappa

Satya Narayana Jaddu

Scott Dunlop Law Corporation

Brant Pidvidic

Victor Joseph Allgeier

The Harrisburg University of Science and Technology

Srinivasa Rao Edara

Amar Pal Gampa

Sai Hardhik Jaddu

Richard Marvin Hansen

Aynur Unal

Olaf Strassner

The Dean Charitable Trust

Robert Aaron Fashler

Anna Elizabeth Parsons

Randy Schrum

David C. McElroy

Jaime Wagner

Jay Baugher

Reginald Leon Grant

Blair Anthony Thein

Michael McAndrew

Allen Hopkins

Jordan Kreiner & Nancy Kreiner

Ronald L. Rennie

Susanne Ozdemir

John Meekison

Andreas Truckenbrodt

Jake Bouma

Daniel Patrick McGahn

Grace Wiranata

Frank Borowicz

Mary Angela Jill Bodkin

Dominika Urbanowski

Ari Berger

Eamonn Percy

 Schedule A to the Voting Agreement

Alan Shackelford

Avi Livnat

The Rokoss-McGrath 2017 Family Trust

Geoffrey Griffiths

Geoffrey Scott Walker

Jonathan Day Slevin

Michael E. Shannon

Taran Resilience Grey

Hugh MacNaught

Timur Karabilgin

Michael Robison Films Inc.

Cindy Belyk

Jami Schwartz Lah

Canvas Impact Advisors

Raw Holding AS

Suzann Pettersen

Moxie AS

Var Forvaltning AS

Donald Allen Yocham

William Ross Robinson

Wiliam Hugh Notman

Bernhard Gold

John Occhipinti

Roger Payne

James Porto

Natalie Haras

Robert James Kendall

Charles Sidman

Deborah Murray

David Shore

Narayan Sayani

OnPoint Business Partners, Inc.

Joseph C. Roberts

Henry Lee Turlington Jr.

Thomas Given Copeland

Don Safnuk

Timothy Robert Swanson

Kimberllay Yiane Brooks

Robert K. Wallace

Brent Todd

Johnny M. Markovina

Inhae Choi

Sharon Anderson Morris

Lorne Glen Swetlikoff

James Walter Topham

Scott Daggatt

DBW Investments, LLC

Schedule A to the Voting Agreement

Tasia Lynne Warren

Arthur Griffiths

Arun Christopher

Jeffrey McCord

Kelsey Letham

Holger Spielberg

Elaine McDermid

Jill Anglin

533805 BC Ltd.

Alistair Hesp

Nadia Ouzinba

Rob Patterson

Lori Dawn Scott

Francis Duane Medina

Dan Friedberg

Jackson Sayers

Winston Helgason

Frank Abramonte

Maximo Blandon

Chester Alan Godsy

Heather Anne Jones

Thomas P. Eineker

David Scher

Christopher Lahiji

Blake Philip Christensen

Martin W. Gagel

Schedule A to the Voting Agreement

EXHIBIT A

ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT (the "Adoption Agreement") is executed on _________, 20__, by the undersigned ("Holder") pursuant to the terms of that certain Voting Agreement dated as of April 12, 2021 (the "Agreement"), by and among Naqi Logix Inc. (the "Company") and its shareholders, as such Agreement may be amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares in the capital of the Company (the "Shares"), for one of the following reasons (Check the correct box):

☐ as a transferee of Shares from a party in such party's capacity as a "Shareholder" bound by the Agreement, and after such transfer, Holder shall be considered a "Shareholder" for all purposes of the Agreement.

☐ in accordance with Section 6.2 of the Agreement, in which case Holder will be a "Shareholder" for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Shares, and any other shares in the capital of the Company required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or email address listed below Holder's signature hereto.

HOLDER: _________________________	AGREED AND ACCEPTED:

NAQI LOGIX INC.

By: _______________________________	By:
Name: _____________________________
Name: _________________________
Title: ______________________________
Title: __________________________
Address: ___________________________
Email: _________________________
___________________________________

Email:_____________________________

Exhibit A to the Voting Agreement